UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2019

The Kraft Heinz Company
(Exact name of registrant as specified in its charter)

Commission File Number: 001-37482

Delaware	46-2078182
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices, including zip code)

(412) 456-5700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06. Material Impairments.
The information set forth in Item 7.01 below is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
On February 28, 2019, The Kraft Heinz Company (the “Company”) disclosed that it will not be filing by the prescribed due date its Annual Report on Form 10-K for the fiscal year ended December 29, 2018. As a result, the Company is disclosing the following information relating to its interim impairment testing.
For the fourth quarter of 2018, in connection with the preparation of our year-end financial statements, we assessed the changes in circumstances that occurred during the quarter to determine if it was more likely than not that the fair values of any reporting units or indefinite-lived intangible assets were below their carrying amounts.
While there was no single determinative event, the consideration in totality of several factors that developed during the fourth quarter of 2018 led us to conclude that it was more likely than not that the fair values of certain reporting units and indefinite-lived intangible assets were below their carrying amounts. These factors included: (i) a sustained decrease in our share price in November and December of 2018 which reduced our market capitalization below the book value of net assets; (ii) the completion of our fourth quarter results, which were below management’s expectations due to several factors such as higher than expected supply chain costs; (iii) the development and approval of our 2019 annual operating plan in December 2018, which provided additional insights into expectations and priorities for the coming year; (iv) the announcement in November 2018 to sell certain assets in our natural cheese portfolio in Canada, which changed the composition and use of the remaining assets and brands in the associated reporting unit; (v) fluctuations in foreign exchange rates in certain countries; (vi) increased interest rates in certain locations, including an increase in the United States in December 2018; and (vii) increased and prolonged economic and regulatory uncertainty in the United States and global economies as of the end of December 2018.
As we determined that it was more likely than not that the fair values of seven out of 20 goodwill reporting units and six brands were below their carrying amounts, we performed an interim impairment test on these reporting units and brands as of December 29, 2018. After assessing the totality of circumstances, we determined that each of the remaining 13 reporting units and each remaining brand was unlikely to have a fair value below its carrying amount.
As a result of our interim impairment test, our unaudited results for the fourth quarter of 2018 included non-cash impairment losses of approximately $15.4 billion, including $7.1 billion related to goodwill and $8.3 billion related to indefinite-lived intangible assets.
Following this impairment, the aggregate carrying amount of goodwill and indefinite-lived intangible assets was $80.5 billion at December 29, 2018 compared to $97.3 billion at September 29, 2018. In addition to impairment losses, the aggregate carrying amount of goodwill and indefinite-lived intangible assets decreased in the fourth quarter due to reclassifications to assets held for sale and foreign currency translation adjustments.
Our fourth quarter impairment losses are described in more detail below. No portion of these impairment losses relates to future cash expenditures.
Goodwill Impairment
As a result of our interim test, we recognized a non-cash impairment loss of $7.1 billion in selling, general and administrative expenses (“SG&A”) related to five reporting units. We utilized the discounted cash flow method under the income approach to estimate the fair value of our goodwill reporting units. We recognized a $4.3 billion impairment loss in our U.S. Refrigerated reporting unit within our United States segment due to revised 2019 base and future year margin expectations, primarily in the natural cheese and meats categories, and expectations for lower net sales growth in the natural and processed cheese categories. The goodwill carrying amount of the U.S. Refrigerated reporting unit was $11.3 billion prior to its impairment. We recognized a $2.0 billion impairment loss in our Canada Retail reporting unit within our Canada segment due to lower, positive net sales growth expectations, as well as the reassessment of our Canadian operations following the announcement in November to sell certain assets in our natural cheese portfolio in Canada. The goodwill carrying amount of the Canada Retail reporting unit was $4.0 billion prior to its impairment. We recognized a $315 million impairment loss in our Southeast Asia reporting unit within our Rest of World segment due to declines in the seafood and seasonal cordials categories and foreign exchange rate declines in Indonesia and Papua New Guinea. This impairment represents all of the goodwill of the Southeast Asia reporting unit. We recognized a $306 million impairment loss in our Northeast Asia reporting unit within our Rest of World segment due to margin and net sales declines as well as foreign exchange rate declines in Japan and Korea. The goodwill carrying amount of the Northeast Asia reporting unit was $391 million prior to its impairment. We recognized a $207 million impairment loss in our Other Latin America reporting unit within our Rest of World segment due to net sales and margin declines in the region. This impairment represents all of the goodwill of the Other Latin America reporting unit.
Additionally, two reporting units each had excess fair value over its carrying amount of less than 10%. As of December 29, 2018, the goodwill carrying amounts associated with these reporting units were $18.5 billion for U.S. Grocery and $367 million for Australia and New Zealand.
Indefinite-Lived Intangible Asset Impairment
As a result of our interim test, we recognized a non-cash impairment loss of $8.3 billion in SG&A related to five brands, including three that were valued using the excess earnings method (Kraft, Oscar Mayer, and Philadelphia) and two that were valued using the relief from royalty method (Velveeta and ABC). The impairment losses for Kraft, Oscar Mayer, Philadelphia, and Velveeta were recorded in our United States segment, and the ABC impairment loss was recorded in our Rest of World segment, consistent with the ownership of each trademark. We recognized a $4.1 billion impairment loss related to the Kraft brand, primarily due to the exit of the natural cheese category in Canada, lower net sales growth expectations in the natural cheese category in the United States, and lower net sales growth expectations in the processed cheese category in the United States and Canada. The carrying amount of the Kraft brand was $15.9 billion prior to its impairment. We recognized a $3.3 billion impairment loss related to the Oscar Mayer brand, primarily due to revised 2019 base and future margin expectations in the United States. The carrying amount of the Oscar Mayer brand was $6.6 billion prior to its impairment. We recognized a $797 million impairment loss related to the Philadelphia brand, primarily due to revised 2019 base and future margin expectations, and to a lesser extent, future positive growth expectations in the United States. The carrying amount of the Philadelphia brand was $6.7 billion prior to its impairment. We recognized a $96 million impairment loss related to the Velveeta brand, primarily due to expectations for lower net sales growth. The carrying amount of the Velveeta brand was $2.5 billion prior to its impairment. We recognized an $84 million impairment loss related to the ABC brand, primarily due to revised expectations of future net sales growth and margins in the seafood and seasonal cordials categories in Southeast Asia as well as foreign exchange rates in the regions in which this brand is sold. The carrying amount of the ABC brand was $357 million prior to its impairment.
Additionally, one brand (Cool Whip) had excess fair value over its carrying amount of less than 10%. This brand had a carrying amount of $490 million as of December 29, 2018.
Impairment Testing
We test goodwill and indefinite-lived intangible assets for impairment annually as of the first day of our second quarter, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is less than its carrying amount. We test goodwill for impairment by comparing the estimated fair value of each reporting unit with its carrying amount. We test indefinite-lived intangible assets for impairment by comparing the estimated fair value of each indefinite-lived intangible asset with its carrying amount. If the carrying amount of a goodwill reporting unit or indefinite-lived intangible asset exceeds its estimated fair value, we record an impairment charge based on the difference between fair value and carrying amount.
Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates and market factors. Estimating the fair value of individual reporting units and indefinite-lived intangible assets requires us to make assumptions and estimates regarding our future plans, as well as industry, economic, and regulatory conditions. These assumptions and estimates include estimated future annual net sales and cash flows, income tax considerations, discount rates, growth rates, royalty rates, contributory asset charges, and other market factors. If current expectations of future growth rates are not met or if market factors outside of our control, such as discount rates, change significantly, then one or more of our reporting units or indefinite-lived intangible assets might become impaired in the future. As carrying amounts of goodwill and indefinite-lived intangible assets impaired in the fourth quarter of 2018 were written down to fair value resulting in zero excess fair value, those amounts are more susceptible to an impairment risk if there are unfavorable changes in assumptions and estimates. Additionally, as goodwill and indefinite-lived intangible assets associated with recently acquired businesses are recorded on the balance sheet at their estimated acquisition date fair values, those amounts are more susceptible to an impairment risk if business operating results or macroeconomic conditions deteriorate.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Kraft Heinz Company

Date: February 28, 2019	By:	/s/ Vince Garlati
Vince Garlati
Vice President, Global Controller

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